EX-99.d.4

Delaware Management Company
2005 Market Street
Philadelphia, PA 19103

June 29, 2010

Delaware Pooled Trust
2005 Market Street
Philadelphia, PA 19103

Re:  Expense Limitations

Ladies and Gentlemen:

By our execution of this letter agreement (the "Agreement"), intending to be legally bound hereby, Delaware Management Company, a series of Delaware Management Business Trust (the "Manager"), agrees that in order to improve the performance of The Delaware Macquarie Real Estate Portfolio (the “Fund”), a series of Delaware Pooled Trust, the Manager shall waive all or a portion of its investment advisory fees and/or reimburse expenses (excluding any 12b-1 plan expenses, taxes, interest, inverse floater program expenses, brokerage fees, short-sale dividend and interest expenses, certain insurance costs, and non-routine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, the “Excluded Expenses”)) in an aggregate amount equal to the amount by which the Fund total operating expenses (excluding any Excluded Expenses) exceed 0.95% of the Fund’s average daily net assets for the period June 29, 2010 through June 29, 2011.  For purposes of this Agreement, non-routine expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Funds’ Board and the Manager.  Inverse floater program expenses include, but are not limited to, interest expense, remarketing fees, liquidity fees, and trustees’ fees from a Fund’s participation in inverse floater programs where it has transferred its own bonds to a trust that issues the inverse floaters.

The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

Delaware Management Company, a series of
Delaware Management Business Trust

By:           /s/Philip N. Russo
Name:  Phillip N. Russo
Title:    Executive Vice President & Chief Administrative Officer

Your signature below acknowledges acceptance of this Agreement:

Delaware Pooled Trust

By:           /s/Patrick P. Coyne
Name:         Patrick P. Coyne
Title:           President & Chief Executive Officer
Date:           June 29, 2010